Exhibit No. 10(n)*

REGIS CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of April 17, 2017 (the “Grant Date”), is between Regis Corporation, a Minnesota corporation (the “Company”), and Hugh E. Sawyer (the “Participant”).

WHEREAS, the Company wishes to incentivize the Participant to join the Company by granting the Participant an award of Restricted Stock Units which afford the Participant an opportunity to receive shares of the Company’s Common Stock under the Regis Corporation 2016 Long Term Incentive Plan (the “Plan”); and

WHEREAS, the award of the Restricted Stock Units hereunder is contemplated by Section 4(d) of the Employment Agreement dated as of April 17, 2017 between the Company and the Participant (the “Employment Agreement”); and

WHEREAS, the Committee has duly made all determinations necessary or appropriate for the grant of the Restricted Stock Units hereunder (the “Award”);

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1.	Definitions.

For purposes of this Agreement, the definitions of terms contained in the Plan hereby are incorporated by reference, except to the extent that any such term is specifically defined in this Agreement.

2.	Grant of Restricted Stock Units, Term and Vesting.

(a)    Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant 89,686 Restricted Stock Units (the “RSUs”), with no obligation to pay cash or other property for such RSUs. The RSUs will be credited to an account in the Participant’s name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with each RSU representing an unfunded and unsecured promise by the Company to issue to the Participant one share of the Company’s Common Stock in settlement of a vested RSU.

(b)    Subject to the Participant’s continued employment through the second anniversary of the Grant Date, the other provisions of this Section 2 and the provisions of Section 3, the RSUs will vest on the second anniversary of the Grant Date so long as either (i) the closing price of a share of the Company’s Common Stock on such anniversary date (or the most recent trading day prior to such anniversary date if the anniversary date is not a trading day) is at least $12.27, or (ii) the highest intra-day trading price of the Company’s Common Stock is at or above $12.27 for any 20 trading days during the period commencing on the Grant Date through the second anniversary of the Grant Date.

(c)    Notwithstanding Section 2(b), the RSUs will become fully vested upon (i) a Change in Control (as defined in the Employment Agreement) that occurs prior to the Participant’s Termination of Employment, or (ii) the Participant’s Termination of Employment due to death or permanent disability (as set forth in Section 5(b) of the Employment Agreement).

(d)    Notwithstanding Section 2(b), if the Participant’s Termination of Employment is due to his termination without Cause or resignation for Good Reason (each, as defined in the Employment Agreement) prior to vesting in accordance with Section 2(b), the RSUs will vest upon such Termination of Employment so long as either (i) the closing price of a share of the Company’s Common Stock on the date of Termination of Employment (or the most recent trading day prior to such termination date if the termination date is not a trading day) is at least $12.27, or (ii) the highest intraday trading price of the Company’s Common Stock is at least $12.27 during a trading day subsequent to the Grant Date (each such day is a “110% Day”), and the number of 110% Days is equal to or greater than the number of full months elapsed from the Grant Date through the date of Termination of Employment; provided that as a condition to any vesting under this Section 2(d), the Participant shall have signed and not revoked the release contemplated by Section 4(d)(iii) of the Employment Agreement and remained in strict compliance with the terms of the Employment Agreement and any other written agreements between the Company and the Participant that continue in effect after a Termination of Employment.

(e)    For purposes of this Agreement, a Termination of Employment shall be deemed to have occurred only if on such date the Participant has also experienced a “separation from service” as defined in the regulations promulgated under Code Section 409A.

(f)    For purposes of this Agreement, a Change in Control shall be deemed to have occurred only if such event would also be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of the Company under Code Section 409A.

3.	Forfeiture of RSUs.

Subject to any accelerated vesting under Sections 2(c) or 2(d), if the Participant experiences a Termination of Employment prior to the second anniversary of the Grant Date, any unvested RSUs shall be forfeited and the Participant shall have no further interest in, or right to receive shares of Common Stock in settlement of, such RSUs. If the Participant experiences a Termination of Employment for Cause prior to the settlement of any vested RSUs, such RSUs shall be forfeited and the Participant shall have no further interest in, or right to receive shares of Common Stock in settlement of, such RSUs.

4.    Settlement of RSUs.

The Company shall cause to be issued and delivered to the Participant one share of Common Stock in payment and settlement of each vested RSU as soon as practicable after, but no later than 75 days after, the earliest of (i) the third anniversary of the Grant Date, (ii) the date on which the RSUs vest pursuant to Section 2(c) or 2(d) and (iii) any Termination of Employment other than for Cause occurring after the RSUs have vested in accordance with Section 2; provided, however, that if the Participant is a “specified employee” under Section 409A of the Code and the regulations thereunder at the time of the Participant’s Termination of Employment, settlement upon such Termination of Employment shall be upon the Company’s first business day to occur after the earlier of (1) the expiration of six months from the date of the Participant’s Termination of Employment and (2) the date of the Participant’s death, without adjustment for interest or earnings during the period of delay.

Delivery of the shares shall be effected by the delivery of a stock certificate evidencing the shares, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to the Participant, or by the electronic delivery of the shares to a brokerage account designated by the Participant, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested RSUs. Upon settlement of the RSUs, the Participant will obtain, with respect to the shares of Common Stock received in such settlement, full voting and other rights as a shareholder of the Company.

5.    Shareholder Rights.

The RSUs subject to this Award do not entitle the Participant to any rights of a holder of the Company’s Common Stock. The Participant will not have any of the rights of a shareholder of the Company in connection with the grant of the RSUs unless and until shares of Common Stock are issued to the Participant in settlement of the RSUs as provided in Section 4.

6.	Dividend Equivalents.

If a cash dividend is declared and paid by the Company with respect to its Common Stock, the Participant will be credited as of the applicable dividend payment date with an additional number of RSUs (the “Dividend RSUs”) equal to (i) the total cash dividend the Participant would have received if the number of RSUs credited to the Participant under this Agreement as of the related dividend payment record date (including any previously credited Dividend RSUs) had been actual shares of Common Stock, divided by (ii) the Fair Market Value of a share of Common Stock as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number). Once credited to the Participant’s account, Dividend RSUs will be considered RSUs for all purposes of this Agreement.

7.    Restrictions on Transferability.

Neither the Award evidenced by this Agreement nor the RSUs may be sold, transferred, pledged, assigned, or otherwise alienated at any time, other than by will or the laws of descent and distribution. Any attempt to do so contrary to the provisions hereof shall be null and void.

8.    Tax Consequences and Payment of Withholding Taxes.

Neither the Company nor any of its Affiliates shall be liable or responsible in any way for the tax consequences relating to the award of RSUs, their vesting and the settlement of vested RSUs in shares of Common Stock. The Participant agrees to determine and be responsible for any and all tax consequences to the Participant relating to the award, vesting and settlement of RSUs hereunder. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the grant, vesting or settlement of the RSUs, the provisions of Section 12.5 of the Plan regarding the satisfaction of tax withholding obligations shall apply (including any required payments by the Participant).

The Company shall have the right to withhold from any cash payment under any compensation owned to Participant an amount sufficient to cover any required withholding taxes in connection with the vesting and settlement of RSUs before actual receipt of the shares of Common Stock or require the Participant or any other person receiving shares under this Award to pay a cash amount sufficient to cover any required withholding taxes in connection with vesting and settlement of RSUs before actual receipt of the shares. In lieu of all or any part of a cash payment from the Participant, the Participant may elect to cover the required withholdings through a reduction in the number of shares delivered upon settlement of the RSUs or through delivery or tender to the Company of shares of Common Stock already held by the Participant, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

9.    Administration.

The Plan and this Award of RSUs are administered by the Committee, in accordance with the terms and conditions of the Plan. Actions and decisions made by the Committee in accordance with this authority shall be effectuated by the Company.

10.    Plan and Agreement; Recoupment Policy.

The Participant hereby acknowledges receipt of a copy of the Plan. The grant of RSUs is made pursuant to the Plan, as in effect on the date hereof, and is subject to all the terms and conditions of the Plan, as the same may be amended or restated from time to time, and of this Agreement. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. The interpretation and construction by the Committee of the Plan, this Agreement, and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan, shall be final and binding upon the Participant. The Company shall, upon written request therefore, send a copy of the Plan, in its then current form, to the Participant or any other person or entity then entitled to receive the shares of Common Stock to be issued in settlement of the RSUs.

The Company may recover any equity awarded to the Participant under this Agreement, or proceeds from the sale of such equity, to the extent permitted by the terms of Section 10(b) of the Employment Agreement, the Company’s Executive Officer Incentive Clawback Policy, as it may be amended by the Board of Directors from time to time, or any rule of the Securities and Exchange Commission or any listing standard of the New York Stock Exchange, including any rule or listing standard requiring recovery of incentive compensation in connection with an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, which recovery shall be subject to the terms of any policy of the Company implementing such rule or listing standard.

11.    No Employment Rights.

Neither this Agreement nor the Award evidenced hereby shall give the Participant any right to continue in the employ of the Company, any Affiliate or any other entity, or create any inference as to the length of employment of the Participant, or affect the right of the Company (or any Affiliate or any other entity) to terminate the employment of the Participant (with or without Cause), or give the Participant any right to participate in any employee welfare or benefit plan or other program of the Company, any Affiliate or any other entity.

12.    Requirements of Law and No Disclosure Rights.

The Company shall not be required to issue any shares of Common Stock in settlement of RSUs granted under this Agreement if the issuance of such shares shall constitute a violation of any provision of any applicable law or regulation of any governmental authority. The Company shall have no duty or obligation beyond those imposed by applicable securities laws generally to affirmatively disclose to the Participant or a Representative, and the Participant or Representative shall have no right to be advised of, any material non-public information regarding the Company or an Affiliate at any time prior to, upon or in connection with the issuance of the shares of Common Stock in settlement of the Participant’s RSU Award.

13.    Governing Law.

This Agreement, the awards of RSUs hereunder and the issuance of Common Stock in payment of RSUs shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota (other than its laws respecting choice of law).

14.    Entire Agreement.

This Agreement and the Plan constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

15.    Amendment.

Any amendment to this Agreement shall be in writing and signed on behalf of the Company, and shall comply with the terms and conditions of the Plan.

16.    Waiver; Cumulative Rights.

The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

17.    Counterparts.

This Agreement may be signed in two (2) counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

18.    Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19.    Severability.

If for any reason any provision of this Agreement shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

20.    Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company, and upon the heirs, legal representatives and successors of the Participant.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his hand, all as of the day and year first above written.

REGIS CORPORATION

By: /s/ Eric Bakken
Name: Eric Bakken
Title: EVP, CAO, General Counsel and Secretary

PARTICIPANT:

/s/ Hugh Sawyer
Hugh Sawyer